April 28, 2021

Valaris plc
London, England
Re: Registration Statements on Form S-8 (Nos. 333-230813, 333-174611, 333-58625, 333-97757, 333-181593, 333-204294, 333-211588, 333-218440, 333-220859 and 333-225151).
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 28, 2021 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas